Exhibit 99.7

JEPLAN Holdings, Inc.

12-2 Ogimachi

Kawasaki-ku, Kawasaki-shi

Kanagawa, Japan

Tel: (81) 44-223-7898

November 2, 2023

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Industrial Applications and Services

100 F. Street, N.E.

Washington, D.C. 20549

Re:	JEPLAN Holdings, Inc.
Registration Statement on Form F-4 File No. 333-274418
Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

JEPLAN Holdings, Inc., a foreign private issuer incorporated under the laws of Japan (the “Company”), is making this representation in connection with the Company’s filing on the date hereof of its registration statement on Form F-4, as amended (the “Registration Statement”) relating to the business combination transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated June 16, 2023, by and among (i) the Company, (ii) AP Acquisition Corp., a Cayman Island exempted company limited by shares, (iii) JEPLAN MS, Inc., a Cayman Islands exempted company limited by shares and a direct wholly-owned subsidiary of the Company, and (iv) JEPLAN, Inc., a Japanese corporation.

The Company has included in the Registration Statement the audited consolidated financial statements as of December 31, 2021 and 2022 and for each of the two years ended December 31, 2021 and 2022.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the audited financial statements included in the registration statement shall be as of a date not older than 12 months from the time the document is filed, unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company is not currently a public reporting company in any other jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

3.	Full compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2023 will be available until April 2024.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

JEPLAN Holdings, Inc.

By:	/s/ Masaki Takao
Name:	Masaki Takao
Title:	Chief Executive Officer